Exhibit 99.1

ROADWAY CORPORATION LOGO

CONTACT:	John M. Hyre Investor and Public Relations (330) 258-6080

ROADWAY CORPORATION FILES $250 MILLION SHELF REGISTRATION

AKRON, Ohio — May 24, 2002 — Roadway Corporation (Nasdaq: ROAD) today announced that it has filed a shelf registration statement with the Securities and Exchange Commission for the potential offering by it of up to $250 million in common stock or senior debt securities.

Specific terms of the securities will be available in a supplemental prospectus to be prepared in the future, according to the filed S-3 registration statement. A shelf registration enables companies to register securities in advance and then sell them as financing needs arise and market conditions permit.

The Company intends that the proceeds from the issuance of any such securities would be used to provide funds for general corporate purposes, including the reduction or refinancing of outstanding indebtedness or other corporate obligations, acquisitions, capital expenditures and working capital.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

A copy of the registration statement may be obtained by contacting the Corporate Secretary at Roadway Corporation, 1077 Gorge Boulevard, Akron, Ohio, 44310 or by telephone at (330) 384-1717 or via the internet at http://www.roadwaycorp.com and http://www.sec.gov.

Roadway Corporation is a holding company dedicated to identifying opportunities to expand the transportation-related service offerings available to customers through the Roadway portfolio of strategically linked transportation companies. Roadway Corporation’s principal operating subsidiaries include: Roadway Express, an ISO 9002-certified transporter of industrial, commercial and retail goods in the two- to five-day regional and long-haul markets. Roadway Express provides seamless service between all 50 states, Canada, Mexico and Puerto Rico including export services to 66 countries. New Penn Motor Express, a regional, next-day ground less-than-truckload carrier of general commodities serving twelve states in the Northeastern United States, Quebec, Canada and Puerto Rico, with links to the Midwest and Southeast United States and Ontario, Canada. And, Arnold Transportation Services (ATS), an

Exhibit 99.1

irregular route, dedicated truckload carrier serving short-haul markets in the Northeast, Southeast, Midwest and Southwest regions of the U.S. For additional information, contact the Company at www.roadwaycorp.com.